Exhibit 10.1


                          Agreement for Coding Services


This Agreement for Coding Services (hereinafter referred to as "Agreement") is made between [[Company:25]] (hereinafter referred to as "Hospital") and MedGrup Corporation (hereinafter referred to as "MedGrup").

Whereas, Hospital desires that MedGrup provide off-site coding services for their Inpatient, Outpatient and Emergency Room charts. Now therefore, MedGrup and Hospital agree as follows:

1. Hospital will forward to MedGrup, via dedicated high-speed facsimile machine, specific information from the charts for Inpatient, Outpatient and Emergency Room visits. Upon receiving said documents, MedGrup shall code said documents in compliance with all legal and statutory requirements. Within twenty-four hours of receipt by MedGrup (Monday through Friday), excluding federal holidays, a completed abstract or facesheet will be returned to the Hospital for billing. The object of MedGrup's aforementioned efforts shall be to assist the Hospital in rendering billings that are proper and accurate.

2. MedGrup warrants that the services will be performed in a good and workmanlike manner and will not be in violation of any federal or state laws, rules or regulations. The services shall conform to all JCAHO Medical Reporting requirements and will meet or exceed established guidelines as set forth by the RHIT and/or RHIA credentialing requirements.

3.   Hospital shall pay MedGrup as follows:
o    For each Inpatient chart coded, MedGrup will be paid ______ dollars
     ($____).
o For each previously coded Inpatient chart reviewed on a concurrent basis (DRG Review), MedGrup will be paid ________ dollars ($_____).
o For each Outpatient (visit) chart coded, MedGrup will be paid ______dollars ($____).
o For each Outpatient Surgery chart coded, MedGrup will be paid _______dollars ($____).
o For each Emergency Room chart coded, MedGrup will be paid ______dollars ($____) each for the professional and the facility coding, which equates to ______dollars ($_____) per chart.
o MedGrup shall be paid $______ should the hospital utilize MedGrup to revise their Fee Schedule(s).
o At Hospital's request MedGrup will hire on-site personnel to scan the charts for transmission to MedGrup coding personnel and to perform all necessary data entry work when the coding summary sheets are returned. MedGrup will supervise the personnel and be responsible for all payroll etc. involved. Hospital agrees to pay MedGrup the actual cost for this staff (estimated to be $_____ per day per person).
o Hospital shall pay MedGrup within forty-five days of receiving MedGrup's invoice.
o Hospital agrees to pay MedGrup 1.5% per thirty days on all portions of MedGrup's compensation that is overdue.
o The compensation aforementioned shall be the sole and exclusive compensation due MedGrup under this Agreement.

4. Should the payer subsequently deny any records coded by MedGrup, MedGrup agrees to assist Hospital in the "reconsideration process". This assistance shall consist of the drafting of all necessary letters to the PRO, supported by necessary documentation from the chart (provided by the Hospital), and consulting with Hospital staff as to the best defensible position.

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5.   Hospital shall be responsible for the monthly rental cost of the scanner/facsimile machine, approximately $______.

6. In all instances, MedGrup will be considered an Independent Contractor and will not be considered an employee or agent of Hospital. Hospital shall not supervise or control the manner or means of performance of MedGrup's duties. MedGrup shall be solely responsible for its work.

7. Hospital has the right to audit or verify any or all of MedGrup's work by any means it may deem appropriate.

8. MedGrup and its employees recognize and acknowledge the confidentiality of patient's records. Consequently, MedGrup and its employees will not disclose any matter mentioned in said records to which the patient's privilege of confidentiality attaches. Only MedGrup's physicians, coders and administrative staff shall process all documents transmitted to MedGrup by Hospital. After completing the processing of transmitted records, MedGrup shall shred and dispose of all records.

9. If either party to this Agreement institutes an action to enforce this Agreement, the non-prevailing party to said action shall be liable for the reasonable fees for the services of the prevailing party's attorneys related to said action. The non-prevailing party also shall be liable for the costs of court related to said action which the prevailing party incurred. The statutory, judicial and other laws of the State of [[State:31]] shall govern the interpretation, construction, performance and enforcement of this Agreement.

10. MedGrup shall maintain, at its sole expense, comprehensive Professional Liability insurance with limits of liability of not less than One Million Dollars ($1,000,000) per occurrence and Three Million Dollars ($3,000,000) per annum for Professional Coding Services. MedGrup shall provide Hospital with a certificate of such insurance coverage prior to the effective date of this Agreement and at any subsequent date during the term of this Agreement upon the Hospital's request.

11. Either party may terminate this Agreement, without cause, by providing ninety days written notice to the address outlined in paragraph 12.

12. Payments, notices and all other written communications between the parties to this Agreement shall be given either in person or by United States postage prepaid, addressed as follows:

       If to MedGrup:                         If to Hospital:
       Mr. William D. Cronin                  [[Contact:26]]
       Chief Executive Officer                [[Title:46]]
       MedGrup Corporation                    [[Company:25]]
       1880 Willow Park Way, Suite B          [[Address:27]]
       Monument, CO  80132                    [[City:30]], [[State:31]]
                                              [[Zip Code:32]]

13. This Agreement shall define the obligations of the parties regarding the services described herein. To the extent this Agreement is inconsistent with any prior agreements between the parties, this Agreement shall control and take precedence. No oral agreements between the parties exist.

14. This Agreement may be amended or changed only by written amendments executed by Hospital and MedGrup.

In witness, the parties hereto have executed this agreement on the day and the year set forth below.

 MedGrup Corporation                              [[Company:25]]

By:      __________________________      By:      ______________________________
         William D. Cronin

Title:   Chief Executive Officer                  Title:   _____________________

Date:    ____________                             Date:    ____________